Balance Sheet

Exhibit 7: Consolidated Balance Sheet

	Ch$ millions		US$ millions (1)
	YTD Dec 03	YTD Dec 04	YTD Dec 03	YTD Dec 04
ASSETS
Cash	2,089	2,993	3.5	5.4
Time deposits and marketable securities	22,659	4,113	38.2	7.4
Accounts receivable	45,843	54,695	77.2	98.1
Accounts receivable from related companies	585	1,117	1.0	2.0
Inventories	53,974	70,752	90.9	126.9
Recoverable taxes	3,705	3,484	6.2	6.3
Prepaid expenses and other current assets	20,048	14,104	33.8	25.3
Total current assets	148,903	151,258	250.8	271.4

Property, plant and equipment (net)	167,624	150,267	282.3	269.6

Investments	9,027	8,298	15.2	14.9
Goodwill (net)	25,527	21,754	43.0	39.0
Long-term receivables	475	776	0.8	1.4
Other	11,757	10,558	19.8	18.9
Total other assets	46,785	41,385	78.8	74.2

Total assets	362,518	342,910	610.5	615.2

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term bank borrowings	16,635	17,610	28.0	31.6
Current portion of long-term bank and other debt	5,440	4,885	9.2	8.8
Current portion of bonds payable	27,581	3,918	46.4	7.0
Current portion of long-term liabilities	702	906	1.2	1.6
Dividends payable	32	3	0.1	0.0
Accounts payable	9,212	12,713	15.5	22.8
Notes payable	8,561	9,160	14.4	16.4
Other payables	657	2,486	1.1	4.5
Notes and accounts payable to related companies	491	348	0.8	0.6
Accrued expenses	7,412	8,389	12.5	15.1
Withholdings payable	1,472	1,908	2.5	3.4
Income taxes	0	0	0.0	0.0
Deferred income	0	0	0.0	0.0
Other current liabilities	2,286	1,289	3.9	2.3
Total current liabilities	80,482	63,614	135.5	114.1

Long-term bank and other debt	85,143	80,017	143.4	143.6
Bonds payable	31,362	27,342	52.8	49.1
Accrued expenses	4,084	3,093	6.9	5.5
Total long-term liabilities	120,590	110,452	203.1	198.2

Minority interest	10,188	10,332	17.2	18.5

Common stock ( 4,120,088,408 shares authorized
and outstanding, without nominal (par value)	192,666	198,493	324.5	356.1
Share premium	34,241	38,459	57.7	69.0
Reserves	21,818	10,517	36.7	18.9
Retained earnings	(97,468)	(88,955)	(164.1)	(159.6)
Total shareholders' equity	151,258	158,513	254.7	284.4

Total liabilities and shareholders' equity	362,518	342,910	610.5	615.2

1 Exchange rate on December-04 2004 US$1.00 = 557,4
Exchange rate on December-04 2003 US$1.00 = 593,8

Por gmc